SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

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               29873X-100                            000-52474
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              CUSIP Number                      Commission File Number
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                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-KSB |_| Form 11-K |_| Form 20-F |X| Form 10-Q |_| Form
             N-SAR

For Period Ended: September 30, 2007
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                                     PART I
                             REGISTRANT INFORMATION

                            EUROMEDIA HOLDINGS CORP.
                             Full Name of Registrant

    Suite 800, 1395 Brickell Avenue, Miami, FL                 33131-3300
     (Address of principal executive offices)                  (Zip Code)

                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       |    (a) The reasons described in reasonable detail in Part III of this
       |    form could not be eliminated without unreasonable effort or expense;
       |
       |    (b) The subject annual report, semi-annual report, transition report
       |    on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof
|X|    |    will be filed on or before the 15th calendar day following the
       |    prescribed due date; or the subject quarterly report or transition
       |    report on Form 10-Q, or portion thereof will be filed on or before
       |    the fifth calendar day following the prescribed due date; and
       |
       |    (c) The accountant's statement or other exhibit required by Rule
       |    12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The report on Form 10-QSB could not be timely filed because not all of the registrants financial records for the fiscal quarter were available to the chief financial officer with enough lead time to prepare the report for timely filing.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

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Cristino Perez                       813                           963-7892
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    (Name)                       (Area Code)                  (Telephone Number)
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

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            EuroMedia Holdings Corp.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

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Date:  November 15, 2007           By:  /s/  Cristino L. Perez
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                                   Cristino L. Perez
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                                   Chief Financial Officer and Chief Accounting
                                   Officer
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